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                                                                      EXHIBIT 3

                            ARTICLES OF AMENDMENT OF
          THE SECOND AMENDED AND RESTATED ARTICLES OF INCORPORATION OF
                          DUKE-WEEKS REALTY CORPORATION

     The undersigned officer of DUKE-WEEKS REALTY CORPORATION (the "Corporation"), existing pursuant to the provisions of INDIANA BUSINESS CORPORATION LAW (IND. CODE Section 23-1 ET SEQ.), AS AMENDED (the "Act") and desiring to give notice of corporate action effectuating amendment of certain provisions of its Second Amended and Restated Articles of Incorporation certify the following facts:

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                              ARTICLE I - AMENDMENT
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SECTION 1: The date of incorporation of the Corporation is:
                    MARCH 12, 1992
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SECTION 2: The name of the Corporation following this amendment of its Second
           Amended and Restated Articles of Incorporation is:
                    DUKE-WEEKS REALTY CORPORATION
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SECTION 3: The exact text of the Second Amended and Restated Articles of
           Incorporation is amended to add Exhibit I as follows:
                    SEE ATTACHED EXHIBIT I
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This Amendment is to be effective on February 1, 2001.

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                     ARTICLE II - MANNER OF ADOPTION AND VOTE
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SECTION 1: Action by Directors:

The Board of Directors of the Corporation duly adopted resolutions amending the Second Amended and Restated Articles of Incorporation. These resolutions were adopted effective on January 29, 2001.
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SECTION 2:  Action by Shareholders:

Pursuant to I.C. 23-1-25-2(d), the Shareholders of the Corporation were not required to vote with respect to this amendment to the Second Amended and Restated Articles of Incorporation.

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SECTION 3:  Compliance with legal requirements:

The manner of the adoption of the Articles of Amendment and the vote by which they were adopted constitute full legal compliance with the provisions of the Act, the Second Amended and Restated Articles of Incorporation, and the Code of By-Laws of the Corporation.

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     I hereby verify, subject to penalties for perjury, that the facts contained herein are true this ____ day of January, 2001.

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                                    EXHIBIT I
                            to the Second Amended and
                      Restated Articles of Incorporation of
                          Duke-Weeks Realty Corporation


1. SERIES I PREFERRED STOCK. Pursuant to authority granted under Section 6.01 of the Corporation's Amended and Restated Articles of Incorporation (the "Articles of Incorporation"), the Board of Directors of the Corporation hereby establishes a series of preferred shares designated the 8.45% Series I Cumulative Redeemable Preferred Shares ($0.01 Par Value Per Share) (Liquidation Preference $250.00 Per Share) (the "Series I Preferred Shares") on the following terms:

     (a) NUMBER. The number of authorized shares of the Series I Preferred Shares shall be 345,000.

     (b) RELATIVE SENIORITY. In respect of rights to receive dividends and to participate in distributions or payments in the event of any liquidation, dissolution or winding up of the Corporation, the Series I Preferred Shares shall rank (i) on a parity with any class or series of Shares of the Corporation ranking, as to the payment of dividends and as to the distribution of assets upon liquidation, dissolution or winding up (whether or not the dividend rates, dividend payment dates or redemption or liquidation prices per share thereof are different from those of the Series I Preferred Shares) if the holders of such class or series of Shares and the Series I Preferred Shares shall be entitled to the receipt of dividends and of amounts distributable upon liquidation, dissolution or winding up in proportion to their respective amounts of accrued and unpaid dividends per share or liquidation preferences, without preference or priority one over the other, (ii) senior to any class or series of Shares of the Corporation ranking, as to dividends or upon liquidation, junior to the Series I Preferred Shares (collectively, "Junior Shares") and (iii) senior to the Series C Preferred Shares, Shares of common stock ("Common Shares") and any other class or series of Shares of the Corporation ranking, as to dividends and upon liquidation, junior to the Series I Preferred Shares (collectively, "Fully Junior Shares").

     (c)  DIVIDENDS.

          (1) The holders of the then outstanding Series I Preferred Shares shall be entitled to receive, when and as declared by the Board of Directors out of any funds legally available therefor, cumulative dividends at an initial rate of 8.45% per share per year, payable in equal amounts of $5.28125 per share quarterly in cash on the last day of each March, June, September and December or, if not a Business Day (as hereinafter defined), the next succeeding Business Day beginning on March 31, 2001 (each such day being hereinafter called a "Quarterly Dividend Date" and each period ending on a Quarterly Dividend Date being hereinafter called a "Dividend Period"). Dividends shall be payable to holders of record as they appear in the share records of the Corporation at the close of business on the applicable record date (the "Record Date"), which shall be on


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          such date designated by the Board of Directors of the Corporation for the payment of dividends that is not more than 30 nor less than 10 days prior to such Quarterly Dividend Date. The amount of any dividend payable for any Dividend Period shorter than a full Dividend Period (including the first Dividend Period) shall be prorated and computed on the basis of a 360-day year of twelve 30-day months. Dividends on each share of Series I Preferred Shares shall accrue and be cumulative from and including the date of original issue thereof, whether or not
          (i) dividends on such shares are earned and declared, (ii) the Corporation has earnings, or (iii) on any Quarterly Dividend Date there shall be funds legally available for the payment of dividends. Dividends paid on the Series I Preferred Shares in an amount less than the total amount of such dividends at the time accrued and payable on such shares shall be allocated pro rata on a per share basis among all such shares at the time outstanding. Except as provided in subparagraph (e)(2)(v) and the last sentence of this paragraph, unless the full cumulative dividends on the Series I Preferred Shares have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof set apart for payment for all past Dividend Periods and the then current Dividend Period, no dividends (other than dividends payable solely in Common Shares or other Fully Junior Shares) shall be declared or paid or set aside for payment or other distribution made upon the Common Shares or any other capital shares of the Corporation ranking junior to or on a parity with the Series I Preferred Shares as to dividends or upon liquidation, nor shall any Common Shares, or any other capital shares of the Corporation ranking junior to or on a parity with the Series I Preferred Shares as to dividends or upon liquidation be redeemed, purchased or otherwise acquired for any consideration (or any moneys be paid to or made available for a sinking fund for the redemption of such shares) by the Corporation or any subsidiary of the Corporation (except for conversion into or exchange for such capital shares of the Corporation ranking junior to the Series I Preferred Shares as to dividends and upon liquidation). If accrued dividends on the Series I Preferred Shares for all prior Dividend Periods have not been paid in full, then any dividend declared on the Series I Preferred Shares for any Dividend Period and on any series of preferred shares at the time outstanding ranking on a parity as to the dividends with the Series I Preferred Shares will be declared ratably in proportion to accrued and unpaid dividends on the Series I Preferred Shares and such series of preferred shares at the time outstanding ranking on a parity as to dividends with the Series I Preferred Shares.

                  "Business Day" shall mean any day, other than a Saturday or Sunday, that is neither a legal holiday nor a day on which banking institutions in New York City are authorized or required by law, regulation or executive order to close.

                  (2) The amount of any dividends accrued on any Series I Preferred Shares at any Quarterly Dividend Date shall be the amount of any unpaid dividends accumulated thereon, to and including such Quarterly Dividend Date, whether or not earned or declared, and the amount of dividends accrued on any shares of Series I Preferred Shares at any date other than a Quarterly Dividend Date shall be equal to the sum of the amount of any unpaid dividends accumulated thereon, to and including the last preceding Quarterly Dividend Date, whether or not earned or declared, plus an amount calculated on

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          the basis of the annual dividend rate of 8.45% per share, for the period after such last preceding Quarterly Dividend Date to and including the date as of which the calculation is made based on a 360-day year of twelve 30-day months.

                  (3) Except as provided in this Section, the Series I Preferred Shares shall not be entitled to participate in the earnings or assets of the Corporation.

                  (4) Any dividend payment made on the Series I Preferred Shares shall be first credited against the earliest accrued but unpaid dividend due with respect to such shares which remains payable.

                  (5) If, for any taxable year, the Corporation elects to designate as "capital gain dividends" (as defined in Section 857 of the Code), any portion (the "Capital Gains Amount") of the dividends paid or made available for the year to holders of all classes of Shares (the "Total Dividends"), then the portion of the Capital Gains Amount that shall be allocated to the holders of the Series I Preferred Shares shall be the amount that the total dividends paid or made available to the holders of the Series I Preferred Shares for the year bears to the Total Dividends.

                  (6) No dividends on the Series I Preferred Shares shall be authorized by the Board of Directors or be paid or set apart for payment by the Corporation at such time as the terms and provisions of any agreement of the Corporation, including any agreement relating to its indebtedness, prohibit such authorization, payment or setting apart for payment or provide that such authorization, payment or setting apart for payment would constitute a breach thereof or a default thereunder, or if such authorization or payment shall be restricted or prohibited by law. Notwithstanding the foregoing, dividends on the Series I Preferred Shares will accrue whether or not the Corporation has earnings, whether or not there are funds legally available for the payment of such dividends and whether or not such dividends are authorized.

         (d)      LIQUIDATION RIGHTS.
                  ------------------

                  (1) Upon the voluntary or involuntary dissolution, liquidation or winding up of the Corporation, the holders of the Series I Preferred Shares then outstanding shall be entitled to receive and to be paid out of the assets of the Corporation available for distribution to its shareholders, before any payment or distribution shall be made on any Junior Shares, the amount of $250.00 per share, plus accrued and unpaid dividends thereon.

                  (2) After the payment to the holders of the Series I Preferred Shares of the full preferential amounts provided for in this Section, the holders of the Series I Preferred Shares, as such, shall have no right or claim to any of the remaining assets of the Corporation.

                  (3) If, upon any voluntary or involuntary dissolution, liquidation, or winding up of the Corporation, the amounts payable with respect to the preference value of the

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          Series I Preferred Shares and any other shares of the Corporation ranking as to any such distribution on a parity with the Series I Preferred Shares are not paid in full, the holders of the Series I Preferred Shares and of such other shares will share ratably in any such distribution of assets of the Corporation in proportion to the full respective preference amounts to which they are entitled.

                  (4) Neither the sale, lease, transfer or conveyance of all or substantially all of the property or business of the Corporation, nor the merger or consolidation of the Corporation into or with any other entity or the merger or consolidation of any other entity into or with the Corporation, shall be deemed to be a dissolution, liquidation or winding up, voluntary or involuntary, for the purposes of this Section.

         (e)   REDEMPTION BY THE CORPORATION.
               -----------------------------

               (1) OPTIONAL REDEMPTION. On and after February 1, 2006, the Corporation may, at its option, redeem at any time all or, from time to time, part of the Series I Preferred Shares at a price per share (the "Series I Redemption Price"), payable in cash, of $250.00, together with all accrued and unpaid dividends to and including the date fixed for redemption (the "Series I Redemption Date"). The Series I Preferred Shares have no stated maturity and will not be subject to any sinking fund or mandatory redemption provisions.

               (2)  PROCEDURES OF REDEMPTION.
                    ------------------------

                    (i) Notice of redemption will be published in a newspaper of general circulation in the City of New York, once a week for two successive weeks, and notice will be mailed by the Corporation, postage prepaid, not less than 30 nor more than 60 days prior to the Series I Redemption Date, addressed to each holder of record of the Series I Preferred Shares to be redeemed at the address set forth in the share transfer records of the Corporation. No failure to give such notice or any defect therein or in the mailing thereof shall affect the validity of the proceedings for the redemption of any Series I Preferred Shares except as to the holder to whom the Corporation has failed to give notice or except as to the holder to whom notice was defective. In addition to any information required by law or by the applicable rules of any exchange upon which Series I Preferred Shares (or depositary shares or receipts representing fractional interests in Series I Preferred Shares) may be listed or admitted to trading, such notice shall state: (a) the Series I Redemption Date; (b) the Series I Redemption Price; (c) the number of Series I Preferred Shares to be redeemed; (d) the place or places where certificates for such shares are to be surrendered for payment of the Series I Redemption Price; and (e) that dividends on the shares to be redeemed will cease to accumulate on the Series I Redemption Date. In case fewer than all of the Series I Preferred Shares held by any holder are to be redeemed, the notice mailed to such holder shall also specify the number of Series I Preferred Shares to be redeemed from such holder.

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                    (ii)  If notice has been mailed in accordance with
               subparagraph (e)(2)(i) above and provided that on or before the Series I Redemption Date specified in such notice all funds necessary for such redemption shall have been irrevocably set aside by the Corporation, separate and apart from its other funds in trust for the pro rata benefit of the holders of the Series I Preferred Shares so called for redemption, so as to be, and to continue to be available therefor, then, from and after the Series I Redemption Date, dividends on the Series I Preferred Shares so called for redemption shall cease to accumulate, and said shares shall no longer be deemed to be outstanding and shall not have the status of Series I Preferred Shares and all rights of the holders thereof as shareholders of the Corporation (except the right to receive the Series I Redemption Price) shall cease. Upon surrender, in accordance with such notice, of the certificates for any Series I Preferred Shares so redeemed (properly endorsed or assigned for transfer, if the Corporation shall so require and the notice shall so state), such Series I Preferred Shares shall be redeemed by the Corporation at the Series I Redemption Price. In case fewer than all the Series I Preferred Shares represented by any such certificate are redeemed, a new certificate or certificates shall be issued representing the unredeemed Series I Preferred Shares without cost to the holder thereof.

                    (iii) Any funds deposited with a bank or trust company for the purpose of redeeming Series I Preferred Shares shall be irrevocable except that:

                          (A) the Corporation shall be entitled to receive from such bank or trust company the interest or other earnings, if any, earned on any money so deposited in trust, and the holders of any shares redeemed shall have no claim to such interest or other earnings; and

                          (B) any balance of monies so deposited by the Corporation and unclaimed by the holders of the Series I Preferred Shares entitled thereto at the expiration of two years from the applicable Series I Redemption Date shall be repaid, together with any interest or other earnings earned thereon, to the Corporation, and after any such repayment, the holders of the shares entitled to the funds so repaid to the Corporation shall look only to the Corporation for payment without interest or other earnings.

                    (iv) No Series I Preferred Shares may be redeemed except from proceeds from the sale of other capital stock of the Company, including but not limited to common stock, preferred stock, depositary shares, interests, participations or other ownership interests (however designated) and any rights (other than debt securities convertible into or exchangeable for equity securities) or options to purchase any of the foregoing.

                    (v) Unless full accumulated dividends on all Series I Preferred Shares shall have been or contemporaneously are declared and paid or declared and a

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               sum sufficient for the payment thereof set apart for payment for all past Dividend Periods and the then current Dividend Period, no Series I Preferred Shares shall be redeemed or purchased or otherwise acquired directly or indirectly by the Corporation or any subsidiary of the Corporation (except by conversion into or exchange for Fully Junior Shares) and no shares of any series of preferred shares of the Corporation shall be redeemed unless all outstanding Series I Preferred Shares are simultaneously redeemed; provided, however, that the foregoing shall not prevent the redemption of Series I Preferred Shares to preserve the REIT status of the Corporation or the purchase or acquisition of Series I Preferred Shares pursuant to a purchase or exchange offer made on the same terms to holders of all outstanding shares of Series I Preferred Shares. Notwithstanding the foregoing, in the case of a Redemption Request (as defined below) which has not been fulfilled at the time the Corporation gives notice of its election to redeem all or any Series I Preferred Shares, the shares which are the subject of such pending Redemption Request shall be redeemed prior to any other Series I Preferred Shares.

                    (vi) If the Series I Redemption Date is after a Record Date and before the related Quarterly Dividend Date, the dividend payable on such Quarterly Dividend Date shall be paid to the holder in whose name the Series I Preferred Shares to be redeemed are registered at the close of business on such Record Date notwithstanding the redemption thereof between such Record Date and the related Quarterly Dividend Date or the Corporation's default in the payment of the dividend due.

                    (vii) In case of redemption of less than all Series I
               Preferred Shares at the time outstanding, the Series I Preferred Shares to be redeemed shall be selected pro rata from the holders of record of such shares in proportion to the number of Series I Preferred Shares held by such holders (with adjustments to avoid redemption of fractional shares) or by any other equitable method determined by the Corporation.

          (f) VOTING RIGHTS. Except as required by law, and as set forth below, the holders of the Series I Preferred Shares shall not be entitled to vote at any meeting of the shareholders for election of Directors or for any other purpose or otherwise to participate in any action taken by the Corporation or the shareholders thereof, or to receive notice of any meeting of shareholders.

               (1) Whenever dividends on any Series I Preferred Shares shall be in arrears for six or more quarterly periods, whether or not such quarterly periods are consecutive, the holders of such Series I Preferred Shares (voting separately as a class with all other series of preferred shares upon which like voting rights have been conferred and are exercisable) will be entitled to vote for the election of two additional Directors of the Corporation at a special meeting called by the holders of Record of at least ten percent (10%) of any series of preferred shares so in arrears (unless such request is received less than 90 days before the date fixed of for the next annual or special meeting of the


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          shareholders) or at the next annual meeting of shareholders, and at each subsequent annual meeting until all dividends accumulated on such Series I Preferred Shares for the past dividend periods and the then current dividend period shall have been fully paid or declared and a sum sufficient for the payment thereof set aside for payment. In such case, the entire Board of Directors of the Corporation will be increased by two Directors.

               (2) So long as any Series I Preferred Shares remain outstanding, the Corporation will not, without the affirmative vote or consent of the holders of at least two-thirds of the Series I Preferred Shares outstanding at the time, given in person or by proxy, either in writing or at a meeting (such series voting separately as a class),
          (i) authorize or create, or increase the authorized or issued amount of, any class or series of shares of capital stock ranking prior to the Series I Preferred Shares with respect to the payment of dividends or the distribution of assets upon liquidation, dissolution or winding up or reclassify any authorized shares of the Corporation into such shares, or create, authorize or issue any obligation or security convertible into or evidencing the right to purchase any such shares; or (ii) amend, alter or repeal the provisions of the Corporation's Articles of Incorporation, whether by merger, consolidation or otherwise (an "Event"), so as to materially and adversely affect any right, preference, privilege or voting power of the Series I Preferred Shares or the holders thereof; provided, however, with respect to the occurrence of any of the Events set forth in (ii) above, so long as the Series I Preferred Shares remain outstanding with the terms thereof materially unchanged, taking into account that upon the occurrence of an Event, the Corporation may not be the surviving entity, the occurrence of any such Event shall not be deemed to materially and adversely affect such rights, preferences, privileges or voting power of holders of Series I Preferred Shares and provided further that (x) any increase in the amount of the authorized preferred shares or the creation or issuance of any other series of preferred shares, or (u) any increase in the amount of authorized Series I Preferred Shares or any other preferred shares, in each case ranking on a parity with or junior to the Series I Preferred Shares with respect to payment of dividends or the distribution of assets upon liquidation, dissolution or winding up, shall not be deemed to materially and adversely affect such rights, preferences, privileges or voting powers.

                The foregoing voting provisions will not apply if, at or prior to the time when the act with respect to which such vote would otherwise be required shall be effected, all outstanding Series I Preferred Shares shall have been redeemed or called for redemption and sufficient funds shall have been deposited in trust to effect such redemption.

               (3) On each matter submitted to a vote of the holders of Series I Preferred Shares in accordance with this Section, or as otherwise required by law, each Series I Preferred Share shall be entitled to ten (10) votes, each of which ten (10) votes may be directed separately by the holder thereof. With respect to each Series I Preferred Share, the holder thereof may designate up to ten (10) proxies, with each such proxy having the right to vote a whole number of votes (totaling ten (10) votes per Series I Preferred Share).


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         (g)  CONVERSION. The Series I Preferred Shares are not convertible into or exchangeable for any other property or securities of the Corporation.


                                       I-8